EXHIBIT 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT, CONSENT AND WAIVER

This Third Amendment to Credit Agreement, Consent and Waiver (this “Third Amendment”) is entered into as of June 30, 2014 by and among ITT EDUCATIONAL SERVICES, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

RECITALS

A.           The Borrower, the financial institutions from time to time party thereto as lenders (the “Lenders”) and Administrative Agent are party to that certain Credit Agreement dated as of March 21, 2012, as amended by the First Amendment thereto dated as of March 31, 2014 (the “First Amendment”), and the Second Amendment thereto entered into as of May 29, 2014 (the “Credit Agreement”).  Unless otherwise specified herein, capitalized terms used in this Third Amendment shall have the meanings ascribed to them by the Credit Agreement.

B.           The Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and grant certain consents and waivers, on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Amendments to Credit Agreement.  The Credit Agreement is amended as follows:

(a)           The defined term “Banking Services Obligations” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Banking Services Obligations” means any and all obligations of the Credit Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

(b)           The defined term “Collateral” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Collateral” means all properties, rights, interests and privileges from time to time subject to Liens granted to the Administrative Agent, or any security trustee therefor, by the Security Documents.  For the avoidance of doubt, the Collateral shall not include the following assets of the Borrower and its Subsidiaries: real property assets, fixtures and other assets agreed upon between the Borrower and the Administrative Agent.

(c)           The defined term “Credit Documents” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.10(e), the Subsidiary Guaranty, the Security Documents, each amendment or waiver hereof or hereunder and each other document or agreement executed and delivered from time to time by any Credit Party in connection with or pursuant to the terms of this Agreement or any other Credit Document.

(d)           The defined term “Commitment” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of each Lender’s Commitment as of June 30, 2014 is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments as of June 30, 2014 is $135,000,000.  Notwithstanding the foregoing, if a DOE Letter of Credit is not issued on or before September 30, 2014, the Lenders’ Commitments shall be automatically reduced on a pro rata basis to $100,000,000 in the aggregate as of 5:00 p.m. New York City time on such date.

(e)           The defined term “EBITDA” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“EBITDA” means, for any period, net income for such period plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period (excluding any write-down or write-off in connection with any sales and other dispositions of Institutional Loans), (v) any other non-cash and non-recurring charges for such period (but excluding (x) any non-cash and non-recurring charge in respect of an item that was included in net income in a prior period, and (y) any write-down or write-off in connection with any sales and other dispositions of Institutional Loans), (vi) fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, and any losses during such period attributable to cash payments relating to early extinguishment of Indebtedness or obligations under any Swap Agreement, in an aggregate amount under this clause (vi) not to exceed $5,000,000 during the most recently completed four fiscal quarters, (vii) any losses during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business (excluding any write-down or write-off in connection with any sales and other dispositions of Institutional Loans), and (viii) up to $86,000,000 in charges related to the Private Education Loan Programs incurred during the fiscal year ending December 31, 2013, minus (b) without duplication and to the extent included in net income, the sum of (i) any extraordinary gains and any non-cash items of income for such period (excluding any gains in connection with any sales and other dispositions of Institutional Loans), and (ii) any gains attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, and (all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, in an aggregate amount under this clause (ii) not to exceed $5,000,000 during the most recently completed four fiscal quarters, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.  For purposes of the computation of the Leverage Ratio and Fixed Charge Coverage Ratio (a) for any period during which a Permitted Acquisition is made by any Credit Party, EBITDA shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated (and any related Indebtedness incurred) on the first day of such period and (b) for any period during which a Subsidiary or business was disposed of, EBITDA shall be calculated on a pro forma basis as if such Subsidiary or business had been disposed of on the first day of such period.  All acquired Indebtedness assumed to be outstanding pursuant to the preceding sentence shall be deemed to have borne interest (a) in the case of fixed rate Indebtedness, at the rate applicable thereto or (b) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding.

(f)           The defined term “Letter of Credit” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the Existing Letters of Credit.

(g)           The defined term “Restricted Payment” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Material Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Material Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any discretionary payment by the Borrower or any Subsidiary relating to any Private Education Loan Program.

(h)           The defined term “Liquidity” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Liquidity” means the aggregate stated balance sheet amount of cash, cash equivalents and short-term investments of the Borrower and its wholly owned Domestic Subsidiaries (excluding any portion thereof which is subject to a Lien in favor of a Person other than the Administrative Agent or is otherwise restricted); provided that, notwithstanding the foregoing, cash in an amount up to $75,000,000 which is posted as cash collateral for any DOE Letter of Credit (less the amount of any draw thereon) will continue to be treated as cash or cash equivalents of the Borrower for the purpose of calculating Liquidity.

(i)           Section 1.01 of the Credit Agreement is amended by adding the following definitions in appropriate alphabetical order:

“Consolidation” means consolidation of the financial results of the PEAKS Trust in the Company’s consolidated financial statements, beginning on February 28, 2013.

“DOE Letter of Credit” shall mean any Letter of Credit issued for the benefit of the DOE.

“Existing Letters of Credit” means letter of credit no. CTCS-628623 issued for the account of the Borrower by JPMorgan Chase Bank, N.A. in favor of Liberty Mutual Insurance in the face amount of $2,187,000; and letter of credit no. CTCS-634034 issued for the account of the Borrower by JPMorgan Chase Bank, N.A. in favor of Pacific Employers Insurance in the face amount of $58,592.

“PEAKS Trust” means the trust that purchased, owns and collects private education loans made under the PEAKS Private Education Loan Program.

“Security Agreement-2014” shall mean the Security Agreement executed pursuant to the Third Amendment hereto by the Borrower and the Subsidiary Guarantors party thereto in favor of the Administrative Agent for the benefit of the Secured Creditors, granting security interests in all of their assets other than real property assets, fixtures and other assets agreed upon between the Borrower and the Administrative Agent, as the same may be amended, restated, modified or supplemented from time to time.

“Security Agreements” shall mean, collectively, the Security Agreement-2014, and each other document or instrument (other than the Pledge Agreement) pursuant to which security interests are granted in the Collateral to the Administrative Agent for the benefit of the Secured Creditors pursuant hereto, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Security Documents” shall mean and include the Security Agreements, the Pledge Agreement and each other document or instrument pursuant to which security is granted to the Administrative Agent for the benefit of the Secured Creditors pursuant hereto or in connection herewith.

(j)           Section 2.06(b) of the Credit Agreement is hereby amended by deleting the reference to “$25,000,000” therein and replacing it with “$80,000,000, or if the DOE Letter of Credit is not issued on or before September 30, 2014, $25,000,000 on and after 5:00 p.m. New York City on such date.”.

(k)           Section 2.06(j) of the Credit Agreement is hereby deleted and replaced with the following:

(j)           Cash Collateralization.  If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII, (ii) any Letter of Credit shall have an expiration date after the Maturity Date, the Borrower shall (x) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the face amount of such Letter of Credit, or (y) make other arrangements acceptable to the Administrative Agent in an amount equal to 103% of the face amount of such Letters of Credit, in either case, on the date five Business Days prior to the Maturity Date, (iii) any Letter of Credit shall have a face amount equal to or in excess of $10,000,000, concurrently with the issuance thereof, the Borrower shall (x) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the face amount of such Letter of Credit, or (y) make other arrangements acceptable to the Administrative Agent in an amount equal to 103% of the face amount of such Letters of Credit; provided, that this clause (iii) shall not be applicable to the DOE Letter of Credit until December 31, 2014.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(f), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the total Revolving Credit Exposure would not exceed the total Commitments and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.  If the Borrower is required to provide cash collateral pursuant to clause (iii) above, such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrower following any cancellation, termination, expiry, or reduction of the face amount of the corresponding Letter of Credit  (in whole or in part), provided that, after giving effect to such release and return, the Administrative Agent shall continue to hold 103% of the amount available to be drawn under such Letter of Credit.  The Borrower shall deliver such agreements as the Administrative Agent shall request with respect to establishing any cash collateral arrangements for Letters of Credit required by this Agreement.

(l)           Section 2.06 of the Credit Agreement is hereby amended by adding a new clause (l) as follows:

(l)           Existing Letters of Credit.  On June 30, 2014, the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder on such date and governed in all respects by the terms and conditions of this Agreement (including without limitation Section 2.06(d)).

(m)           Article III of the Credit Agreement is hereby amended by adding a new Section 3.15 as follows:

Section 3.15 Security Documents.  The security interests created in favor of the Administrative Agent, for the benefit of the Secured Creditors, under the Security Agreements and Pledge Agreement constitute valid and enforceable security interests in the Collateral described in such Security Document under its governing law, subject to no Lien of any other Person, except as permitted by such Security Document.  No filings or recordings (other than filings or recordings that have been made) are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral pledged under any Security Document other than with respect to Collateral of a type as to which perfection may not be accomplished by filing under the Uniform Commercial Code.

(n)           Section 5.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 5.09  Subsidiary Guaranty and Security Documents. As promptly as possible after any Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definitions of “Credit Support Subsidiary” and “Subsidiary Guarantor”, the Borrower shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to (a) deliver to the Administrative Agent a joinder to the Subsidiary Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, and (b) such Security Documents or joinders thereto as shall be requested by the Administrative Agent, such Subsidiary Guaranty and Security Documents to be accompanied by appropriate corporate resolutions, other corporate documentation (including, without limitation, identification information enabling Lenders to comply with “know-your-customer” and other laws, regulations and orders of any Governmental Authority) and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

 (o)           Article V of the of the Credit Agreement is hereby amended by adding a new Section 5.11 as follows:

Section 5.11 Further Assurances; etc.  (a) The Borrower will, and will cause each of the Subsidiary Guarantors to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Security Documents.  Furthermore, the Borrower will, and will cause its Subsidiary Guarantors to, deliver to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 5.11.

(p)           Section 6.01(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f)           Guarantees of other payment obligations of the Borrower or any Material Subsidiary undertaken in connection with any Private Education Loan Program that are permitted by Section 6.04(e), and, beginning on February 28, 2013,  Indebtedness of the PEAKS Trust if and to the extent that, as a result of the Consolidation, such Indebtedness is deemed to be Indebtedness of the Borrower or a Material Subsidiary;

(q)           Section 6.04 of the Credit Agreement shall be amended by deleting the word “and” at the end of subsection (o), redesignating subsection (p) as subsection (q), and inserting a new subsection (p) reading as follows:

(p)           any loan or advance to, any investment or interest in, or any acquisition of assets of, the PEAKS Trust that occurs or exists or is deemed to have occurred or to exist as a result of the Consolidation; and

 (r)           Section 6.06 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

Section 6.06 Restricted Payments.  The Borrower will not, and will not permit any of its Material Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may make Restricted Payments with respect to its Equity Interests payable solely in its Equity Interests, (b) Subsidiaries may make Restricted Payments ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with equity-based compensation plans or other benefit plans for directors, management or employees of the Borrower and its Subsidiaries, and (d) the Borrower may make other Restricted Payments so long as (i) no Default exists immediately before and after giving effect thereto and (ii) the aggregate amount of such Restricted Payments shall not exceed $5,000,000 in any fiscal year of the Borrower; provided, that such amount may be increased by up to an additional $5,000,000 in any fiscal year of the Borrower to the extent consisting of net cash proceeds raised in a Sale and Leaseback Transaction.

(s)           Section 6.12(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(a) Maximum Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower other than the fiscal quarters ending on December 31, 2013 and March 31, 2014, to be greater than the amounts indicated below opposite such fiscal quarters:

Fiscal Quarter	Maximum Leverage Ratio
June, 2014	3.00:1.00
September, 2014	2.75:1.00
December, 2014, and thereafter	2.50:1.00

(t)           Section 6.12(b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(b) Minimum Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower other than the fiscal quarter ending on March 31, 2014 to be less than 1.75:1.00.

(u)           Section 6.12(d) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(d)           Minimum DOE Ratio.  The Borrower will not permit the DOE Ratio as of the end of any fiscal year of the Borrower to be (i) less than or equal to 1.00 to 1.00 for the fiscal year ending December 31, 2013, and (ii) less than 1.50 to 1.00 for any other fiscal year.

(v)           Clause (o) of Article VII of the Credit Agreement is hereby deleted and placed with the following:

(o)           Security Documents.  Any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, or any of the Borrower, any Subsidiary Guarantor, or any other Subsidiary shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

(w)           Schedule 2.01 of the Credit Agreement is hereby deleted and replaced with the form Schedule 2.01 attached hereto as Exhibit A.

(x)           Paragraph 4 of the First Amendment is hereby deleted in its entirety and the restrictions set forth therein are terminated.

2. Consents.

(a)           Notwithstanding anything to the contrary in Sections 5.01(a) or 5.01(c) of the Credit Agreement, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows described in Section 5.01(a) of the Credit Agreement, and the certificate of a Financial Officer of the Borrower as described in Section 5.01(c) of the Credit Agreement, in each case, as of and for the fiscal year ending December 31, 2013, required to be furnished by the Borrower to the Administrative Agent and each Lender pursuant to Sections 5.01(a) and 5.01(c) of the Credit Agreement, are required to be furnished by July 31, 2014.

(b)           Notwithstanding anything to the contrary in Sections 5.01(b) or 5.01(c) of the Credit Agreement, the internally prepared consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows described in Section 5.01(b) of the Credit Agreement, and the certificate of a Financial Officer of the Borrower as described in Section 5.01(c) of the Credit Agreement, in each case, as of and for the fiscal quarter ending March 31, 2014, required to be furnished by the Borrower to the Administrative Agent and each Lender pursuant to Sections 5.01(b) and 5.01(c), are required to be furnished by July 31, 2014.

3. Waivers.  The Administrative Agent and the Lenders hereby waive the following Defaults or Event of Defaults:

(a) failure to comply with the Leverage Ratio covenant under Section 6.12(a) of the Credit Agreement as of the end of the fiscal quarters ending March 31, 2013, June 30, 2013, and September 30, 2013, and failure to comply with the Fixed Charge Coverage Ratio covenant under Section 6.12(b) of the Credit Agreement as of the end of the fiscal quarters ending March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013, and any Event of Default under Article VII(b), (c) and (d) with respect thereto;

(b)  any violation of the covenants in Section 5.01(b), Section 5.06, and Section 5.07 of the Credit Agreement, and any Event of Default under Article VII (c) and (e) of the Credit Agreement, solely to the extent that such violations or Events of Default relate to or arise from inaccuracies in the financial statements for the fiscal quarters ending March 31, 2013, June 30, 2013, and September 30, 2013 delivered pursuant to Section 5.01(b) of the Credit Agreement that exist as a result of or relate to the Consolidation;

(c)  any violation of the covenants in Section 5.03 and Section 5.07 of the Credit Agreement, and any Event of Default under Article VII (c) and (e) of the Credit Agreement with respect thereto, solely to the extent that such violations or Events of Default relate to or arise from the Borrower’s failure to file audited financial statements for the fiscal year ending December 31, 2013 with the DOE on or before June 30, 2014;

(d) any violation of the covenant in Section 5.01(c) of the Credit Agreement and any Event of Default under Article VII(c) and (d) of the Credit Agreement with respect thereto, solely to the extent it results from or is related to the matters described in clauses (a), (b), or (c) above; and

(e) any violation of Section 5.02(b) of the Credit Agreement and any Event of Default under Article VII(c) and (d) of the Credit Agreement with respect thereto,  solely to the extent it results from or is related to the matters described in clauses (a) through (d) above.

The Borrower hereby acknowledges and agrees that the waivers set forth in this Section 3 shall not in any way waive or limit the rights of the Lenders to request from the Borrower any additional interest or fees owed to them under the Loan Documents as a result of any discrepancy between the Leverage Ratio reported for fiscal quarters ending after February 28, 2013, and the actual Leverage Ratios for such fiscal quarters.

4. Representations and Warranties of the Borrower.  The Borrower represents and warrants that:

(a) This Third Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) After giving effect to this Third Amendment, each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects (except that any such representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect are true and correct in all respects) on and as of the date hereof, other than any such representations and warranties that specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (except that any such representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects).

     (c) After giving effect to this Third Amendment, no Default has occurred and is continuing.

5. Effectiveness.  This Amendment shall become effective upon the execution and delivery hereof by the Borrower, the Administrative Agent and the Required Lenders, and when the following additional conditions have been satisfied:

(a) Each of the Subsidiary Guarantors has executed and delivered a Reaffirmation of Guaranty in the form of Exhibit B hereto.

(b) The Borrower shall have paid (i) to the Administrative Agent for the account of each Lender consenting to this Third Amendment an amendment fee equal to .10% of such Lender’s Commitment as of the date hereof after giving effect to this Third Amendment, (ii) to the Administrative Agent for its own account any other agreed fees relating hereto, which fees shall be deemed fully earned and non-refundable on the date hereof, and (iii) to Winston & Strawn LLP all outstanding legal fees and expenses in connection with this Third Amendment and the other Loan Documents.

6. Post-Closing Covenant.  The Borrower and its Subsidiaries agree to do the following on or before July 18, 2014 (or such later date as is acceptable to the Administrative Agent in its sole discretion):

(a)   Each of the Borrower, the Subsidiary Guarantors and the Administrative Agent shall execute and deliver the Security Agreement-2014 and such other Security Documents as the Administrative Agent shall request with respect to the Collateral covered by the Security Agreement-2014.

(b)           The Administrative Agent shall receive insurance certificates or binders for all insurance covered by the Security Agreement-2014.

(c)           The Administrative Agent shall receive such duly completed and executed UCC-1 financing statements as the Administrative Agent shall request to perfect the Administrative Agent’s security interest in the Collateral and such copies of searches of and financing statements filed under the UCC, together with tax lien and judgment searches with respect to the assets of the Borrower and the Subsidiary Guarantors, in both cases in such jurisdictions as the Administrative Agent may request.

(d)           The Borrower shall provide such other certificates, opinions, documents, instruments and agreements as the Administrative Agent may reasonably request in respect of the Collateral.

The failure of the Borrower and its Subsidiaries to comply with this Section 6 shall constitute an immediate Event of Default.

7. Reference to and Effect Upon the Credit Agreement.

(a)           Except as specifically set forth above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)           The execution, delivery and effectiveness of this Third Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein.  Upon the effectiveness of this Third Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c)           This Third Amendment shall constitute a Credit Document.

8. Costs and Expenses.  The Borrower hereby affirms its obligation under Section 9.03 of the Credit Agreement to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Third Amendment (whether or not the transactions contemplated hereby shall be consummated).

9. Governing Law.  This Third Amendment shall be construed in accordance with and governed by the law of the State of New York.

10. Headings.  Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purposes.

11. Counterparts.  This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Third Amendment by email or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Third Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date and year first above written.

ITT EDUCATIONAL SERVICES, INC.

By:   /s/ Kevin M. Modany
Name: Kevin M. Modany
Title: Chairman CEO

JPMORGAN CHASE BANK, N.A.,
as a Lender and as the Administrative Agent

By:   /s/ Richard Barritt
Name: Richard Barritt
Title: Associate

BANK OF AMERICA, N.A., as a Lender and as Syndication Agent

By:   /s/ Jonathan M. Phillips
Name: Jonathan M. Phillips
Title: Senior Vice President

[other Lenders], as a Lender

By:   /s/ Paul D. Burch
Name: Paul D. Burch
Title:   Vice President
            Fifth Third Bank
6/27/14

RBS Citizens, N.A., as a Lender

By:   /s/ Stephen A. Maenhout
Name: Stephen A. Maenhout
Title: Senior Vice President

REGIONS BANK, as a Lender

By:   /s/ J. Richard Baker
Name: J. Richard Baker
Title: Senior Vice President

Associated Bank, National Association, as a Lender

By:   /s/ Paul Korrison
Name: Paul Korrison
Title: Senior Vice President

KeyBank, NA,, as a Lender

By:   /s/ Brian D. Smith
Name: Brian D. Smith
Title: Senior Vice President

The Northern Trust Company, as a Lender

By:   /s/ Mike Fornal
Name: Mike Fornal
Title: Vice President

EXHIBIT A
Schedule 2.01

Commitments

JPMorgan Chase Bank, N.A.	$24,923,076.92
Bank of America, N.A.	$24,923,076.92
Wells Fargo, N.A.	$20,769,230.77
Fifth Third Bank	$12,461,538.46
RBS Citizens Bank	$12,461,538.46
Regions Bank	$12,461,538.46
Associated Bank	$10,384,615.39
KeyBank	$10,384,615.39
The Northern Trust Company	$6,230,769.23
TOTAL	$135,000,000.00

Notwithstanding the foregoing, if the DOE Letter of Credit is not issued on or before September 30, 2014, the Lenders’ Commitments shall be automatically reduced on a pro rata basis to $100,000,000 in the aggregate as of 5:00 p.m. New York City time on such date.

EXHIBIT B

REAFFIRMATION OF GUARANTY

The undersigned acknowledges receipt of a copy of Third Amendment to Credit Agreement, Consent and Waiver dated as of June 30, 2014, consents to such amendment and each of the transactions referenced therein and hereby reaffirms its obligations under the Subsidiary Guaranty dated as of March 21, 2012.

Dated as of June __, 2014

ESI SERVICE CORP.

By:   _________________________________
Name:
Title: